Exhibit 23.1

CONSENT OF PUNONGBAYAN & ARAULLO,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-91095, 333-63034, 333-85298, 333-107285, 333-113201, 333-123445 and 333-132894) pertaining to the 2003 Stock Incentive Plan, 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan and on Form S-3 (File Nos. 333-113812, 333-117625, 333-126267, 333-127492, 333-132353, 333-135265, 333-138640, 333-139888 and 333-140877) of Rainmaker Systems, Inc. of our report dated July 13, 2007, relating to the consolidated financial statements of Qinteraction Limited which appear in this Current Report on Form 8-K/A of Rainmaker Systems, Inc. dated July 19, 2007, and filed on October 4, 2007.

/s/ PUNONGBAYAN & ARAULLO

PUNONGBAYAN & ARAULLO

Manila, Philippines

October 3, 2007